TAXUS PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

TAXUS PHARMACEUTICALS, INC.

Consolidated Financial Statements

September 30, 2012 and 2011

(Unaudited)

Table of Contents

Page

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Comprehensive Income (Loss)

4

Consolidated Statements of Cash Flows

5

Notes to Consolidated Financial Statements

6

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Taxus Pharmaceuticals, Inc.

We have reviewed the accompanying consolidated balance sheet of Taxus Pharmaceuticals, Inc. (the “Company”) as of September 30, 2012, and the related consolidated statements of operations, comprehensive income (loss) for the three months and nine months ended September 30, 2012 and 2011, and cash flows for the nine months ended September 30, 2012 and 2011. These consolidated interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

December 20, 2012

TAXUS PHARMACEUTICALS, INC.

Consolidated Balance Sheets

	September 30,	December 31,
Assets	2012 (Unaudited)	2011
Current assets:
Cash and cash equivalents	$ 197,142	$ 291,018
Inventory	43,152	43,883
Advance payments	44,578	36,045
Due from unrelated parties	31,660	-
Other current assets	28,720	6,085
Total current assets	345,252	377,031

Property and equipment, net	5,788,003	5,537,605

Other assets:
Intangibles, net	247,016	251,083
Goodwill	779,210	774,779
Deposits for business acquisition	31,660	31,480
Total other assets	1,057,886	1,057,342

Total assets	$ 7,191,141	$ 6,971,978

Liabilities
Current liabilities:
Accounts payable	$ 20,996	$ 24,110
Current portion of long-term auto loan	34,779	22,174
Current portion of capital lease obligation	18,514	27,372
Outstanding obligation for acquisition of Kunyuan	688,605	779,130
Current portion of loans from unrelated parties	644,630	172,463
Other current liabilities	61,022	19,653
Total current liabilities	1,468,546	1,044,902

Long-term liabilities:
Long-term auto loan, less current portion	14,069	35,830
Capital lease obligation, less current portion	-	13,846
Due to shareholder	3,786,190	3,525,723
Total long-term liabilities	3,800,259	3,575,399

Total liabilities	5,268,805	4,620,301

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2012 and
December 31, 2011, respectively	-	-
Common stock $0.0001 par value, 100,000,000 shares authorized,
22,642,500 and 13,244,500 shares issued and outstanding at
September 30, 2012 and December 31, 2011, respectively	2,264	1,324
Additional paid-in capital	2,085,401	1,992,361
Accumulated deficit	(717,540)	(184,067)
Accumulated other comprehensive income	537,752	532,615
Total stockholders’ equity	1,907,877	2,342,233

Noncontrolling interest	14,459	9,444

Total equity	1,922,336	2,351,677

Total liabilities and equity	$ 7,191,141	$ 6,971,978

The accompanying notes are an integral part of these consolidated financial statements.                                    2

TAXUS PHARMACEUTICALS, INC.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Sales	$ 70,105	$ 23,663	$ 148,666	$ 66,524

Cost of sales	55,337	18,173	115,044	49,775

Gross profit	14,768	5,490	33,622	16,749

Operating expenses
General and administrative expenses	239,663	12,598	568,227	48,201

Loss from operations	(224,895)	(7,108)	(534,605)	(31,452)

Other income (expenses):
Interest expense	(803)	-	(1,216)	-
Other expense	-	-	(24)	-
Total other expenses	(803)	-	(1,240)	-

Loss before provision for income taxes	(225,698)	(7,108)	(535,845)	(31,452)

Provision for income taxes	-	-	-	-

Net loss	(225,698)	(7,108)	(535,845)	(31,452)

Less: net loss attributable to noncontrolling interest	(789)	-	(2,372)	-

Net loss attributable to Taxus Pharmaceuticals, Inc.	$(224,909)	$ (7,108)	$(533,473)	$ (31,452)

Basic loss per share	$ (0.01)	$ (0.00)	$ (0.03)	$ (0.00)
Diluted loss per share	$ (0.01)	$ (0.00)	$ (0.03)	$ (0.00)

Weighted average number of common shares
outstanding
Basic	22,642,500	13,244,500	20,161,062	13,244,500
Diluted	22,642,500	13,244,500	20,161,062	13,244,500

The accompanying notes are an integral part of these consolidated financial statements.                                    3

TAXUS PHARMACEUTICALS, INC.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net loss	$ (225,698)	$ (7,108)	$ (535,845)	$ (31,452)

Other comprehensive income (loss)
Foreign currency translation adjustment	(2,862)	8,053	12,524	42,001

Total other comprehensive income (loss)	(2,862)	8,053	12,524	42,001

Comprehensive income (loss)	(228,560)	945	(523,321)	10,549

Less: comprehensive income (loss) attributable
to the noncontrolling interest	(808)	-	5,015	-

Comprehensive income (loss) attributable to
Taxus Pharmaceuticals, Inc.	$ (227,752)	$ 945	$ (528,336)	$ 10,549

The accompanying notes are an integral part of these consolidated financial statements.

TAXUS PHARMACEUTICALS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$ (535,845)	$ (31,452)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	67,673	10,198
Changes in current assets and current liabilities:
Inventory	983	24,459
Advance payments	(8,476)	-
Other current assets	(23,783)	(2,929)
Accounts payable	(3,256)	-
Other current liabilities	41,485	(24,435)
Total adjustments	74,626	7,293

Net cash used in operating activities	(461,219)	(24,159)

Cash flows from investing activities:
Advance payments-deposit for investment	-	(7,707)
Due from unrelated parties	(31,691)	-
Acquisition of property and equipment	(281,200)	(1,288,328)
Outstanding obligation for acquisition of Kunyuan	(95,112)	-

Net cash used in investing activities	(408,003)	(1,296,035)

Cash flows from financing activities:
Loans from unrelated parties	471,753	(66,588)
Principal payments on auto loan	(9,500)	38,410
Principal payments on capital lease obligation	(22,973)	66,381
Due to shareholder	241,933	1,352,819
Proceeds from issuance of common stock	93,980	-
Additional paid-in capital	6,360	-

Net cash provided by financing activities	781,553	1,391,022

Effect of foreign currency translation	(6,207)	4,775

Net increase (decrease) in cash and cash equivalents:	(93,876)	75,603

Cash and cash equivalents – beginning	291,018	116,680
Cash and cash equivalents – ending	$ 197,142	$ 192,283

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 2,719	$ 1,186
Cash paid for income tax	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

TAXUS PHARMACEUTICALS, INC.

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Taxus Pharmaceuticals, Inc. (“Taxus”) was incorporated in the state of Nevada on February 17, 2012. The accompanying consolidated financial statements include the financial statements of Taxus and its subsidiaries (collectively the “Company”). The Company is currently engaged in the business of selling pharmaceutical drugs, medicines and chemical reagents. Its immediate future primary business plan is to propagate yew, extract paclitaxel from yew, and sell paclitaxel extraction.

On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant International Limited (“Stand Giant”) which was incorporated on February 18, 2011 in the city of Hong Kong, the People’s Republic of China (“PRC”) , with registered 10,000 shares of common stock, par value of Hong Kong Dollar (“HK$”) 1 per share, amounted $1,285 (HK$10,000). Pursuant to the stock exchange agreement, Taxus issued 13,244,500 shares in exchange for all of the issued and outstanding shares of Stand Giant. This transaction is treated as a recapitalization of Stand Giant as it is the accounting acquirer. As a result of the recapitalization, Stand Giant became a wholly owned subsidiary of the Company and the historical financial statements of Stand Giant become those of the Company.

On May 13, 2011, Stand Giant contributed capital of $157,400 to form Hongshan Energy Technology Services (Taiyuan) Company, Ltd., a Wholly Foreign-Owned Enterprise (“WFOE”) in the city of Taiyuan, Shanxi Province, PRC.

On June 28, 2011, WFOE entered into a series of agreements, including an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Hongshan Agreements”) with Shanxi Hongshan Pharmaceuticals Co., Ltd. (“Hongshan Pharmaceuticals”), and its shareholders Jiayue Zhang and Tong Zhang. Hongshan Pharmaceuticals was incorporated on August 4, 2000 under the laws of the PRC. After the execution of the Hongshan Agreements, Hongshan Pharmaceuticals became the WFOE’s Variable Interest Entities (“VIE”) as defined in FASB ASC 810 (formerly FIN-46R).

On the same day, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Renji Agreements”) with Jinzhong Renji Pharmaceuticals Co., Ltd. (“Renji Pharmaceuticals”), and its shareholders Jinying Zhang and Fuying Zhang. Renji Pharmaceuticals was incorporated on June 5, 2007 under the laws of the PRC. After the execution of the Renji Agreements, Renji Pharmaceuticals became WFOE’s VIE as defined in FASB ASC 810 (formerly FIN-46R).

On December 27, 2011, Hongshan Pharmaceuticals acquired 94% equity interest in Shanxi Kunyuan Health Products Co., Ltd. (“Kunyuan”). Kunyuan was incorporated on November 21, 2000 under the laws of the PRC. As a result of the acquisition, Kunyuan became a majority owned subsidiary of Hongshan Pharmaceuticals. The purchase price of the business was $1,574,000. As of September 30, 2012, the Company has paid $885,395 and the outstanding obligation was $688,605.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

As disclosed in Note 1, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement and a Share Pledge Agreement (collectively “Hongshan Agreements”) with Shanxi Hongshan Pharmaceuticals Co., Ltd. (“Hongshan Pharmaceuticals”), and its shareholders Jiayue Zhang and Tong Zhang.  Under FASB ASC 810-10 (formerly FIN 46R), Hongshan Pharmaceuticals is the variable interest entity, or VIE, of WFOE by virtue of Hongshan Agreements. As Hongshan Pharmaceuticals’ sole purpose and objective is to provide resources and consulting service to WFOE, WFOE is the primary beneficiary that can consolidate Hongshan Pharmaceuticals. Therefore, Hongshan Pharmaceuticals and its controlled subsidiary, Kunyuan, are consolidated into the Company’s financial statements.

TAXUS PHARMACEUTICALS, INC.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION AND CONSOLIDATION (CONTINUED)

Besides, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Renji Agreements”) with Jinzhong Renji Pharmaceuticals Co., Ltd. (“Renji Pharmaceuticals”), and its shareholders Jinying Zhang and Fuying Zhang.  Under FASB ASC 810-10 (formerly FIN 46R), Renji Pharmaceuticals is the variable interest entity, or VIE, of WFOE by virtue of Renji Agreements. As Renji Pharmaceuticals’ sole purpose and objective is to provide resources and consulting service to WFOE, WFOE is the primary beneficiary that can consolidate Renji Pharmaceuticals. Therefore, Renji Pharmaceuticals is consolidated into the Company’s financial statements. All inter-company transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Company does not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, the Company evaluated the period from September 30, 2012 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

INTERIM FINANCIAL STATEMENTS

These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2011, as not all disclosures required by US GAAP for annual financial statements are presented. The interim consolidated financial statements follow the same accounting policies and methods of computations as the audited consolidated financial statements for the year ended December 31, 2011.

RISK AND UNCERTAINTIES

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be adversely influenced by the PRC’s political, economic and legal environments as well as by the general state of the PRC’s economy. Specially, the Company's business may be negatively influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share were calculated in accordance with the ASC 260, “Earnings per share” (“EPS”). Basic net earnings per share were based upon the weighted average number of common shares outstanding, but excluding shares issued as compensation that have not yet vested. Diluted net earnings per share were based on the assumption that all dilutive convertible shares and stock options were converted or exercised, and that all unvested shares have vested. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Potential common shares that have an anti-dilutive effect (which increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

TAXUS PHARMACEUTICALS, INC.

NOTE 3 – INVENTORY

Inventory consists of medicines and chemical reagents held for sale by Renji Pharmaceuticals. Total inventory as of September 30, 2012 and December 31, 2011 was $43,152 and $43,883, respectively.

NOTE 4 – ADVANCE PAYMENTS

As of September 30, 2012 and December 31, 2011, the advance payments to outside vendors amounted to $44,578 and $36,045, respectively.

NOTE 5 – DUE FROM UNRELATED PARTIES

As of September 30, 2012 and December 31, 2011, the Company had an outstanding receivable from unrelated parties of $31,660 and $-0-, respectively.  These loans are payable on demand, do not bear interest, and are made in good faith.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2012 and December 31, 2011 consist of the following:

	September 30, 2012	December 31, 2011

Electronic equipment	$ 21,560	$ 16,295
Vehicles	289,440	134,829
Machinery and equipment	156,955	156,850
Buildings and improvements	615,136	611,638
Subtotal	1,083,091	919,612
Less: accumulated depreciation	97,227	34,952
	985,864	884,660
Add: construction in progress	4,802,139	4,652,945

Total	$ 5,788,003	$ 5,537,605

Depreciation expense for the three months ended September 30, 2012 and 2011 was $25,046 and $4,572, respectively. Depreciation expenses for the nine months ended September 30, 2012 and 2011 was $62,162 and $10,198, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of September 30, 2012 and December 31, 2011 consist of the following:

	September 30, 2012	December 31, 2011

Land use rights	$ 256,824	$ 255,364
Less: accumulated amortization	9,808	4,281

Total	$ 247,016	$ 251,083

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful life using straight-line method. Amortization expense for the three months ended September 30, 2012 and 2011 was $1,834 and $ -0-, respectively. Amortization expense for the nine months ended September 30, 2012 and 2011 was $5,511 and $ -0-, respectively.

TAXUS PHARMACEUTICALS, INC.

NOTE 8 – GOODWILL

On December 27, 2011, the company completed its acquisition of 94% equity interest in Kunyuan for a consideration of $1.57 million. Goodwill, which is equal to the excess of cost over the fair value of acquired assets, has been recorded in conjunction with the acquisition. Goodwill is accounted for in accordance with ASC 350 (formerly SFAS 142 “Goodwill and Other Intangible Assets”). Under ASC 350, goodwill is not amortized and is subject to impairment test, at least annually. As of September 30, 2012, the Company concluded that there was no impairment of goodwill.

Balance as of December 31, 2011	$ 774,779
Foreign currency exchange adjustment	4,431

Adjusted balance as of September 30, 2012	$ 779,210

NOTE 9 –DEPOSITS FOR BUSINESS ACQUISITION

Deposits for business acquisition consisted of the following:

	September 30, 2012	December 31, 2011

Deposit paid in connection with the acquisition of Tianjin
Xing’ao Medical Instruments Ltd (Xing’ao)	$ 31,660	$ 31,480

Total	$ 31,660	$ 31,480

On December 16, 2011, Hongshan Pharmaceuticals entered into a letter of intent to acquire 100% equity interest in Xing’ao, with a deposit of $31,480 (RMB 200,000).

NOTE 10– LOAN FROM UNRELATED PARTIES

The loan is based on good-faith, and is non-interest bearing and payable on demand. There is no financial or non-financial covenants associated with the loan. The proceeds from the loan are utilized for working capital. As of September 30, 2012 and December 31, 2011, the Company had outstanding loans from unrelated party of $ 644,630 and $ 172,463, respectively.

NOTE 11– DUE TO SHAREHOLDER

The Company’s shareholder, Mr.Jiayue Zhang, made certain interest-free advances to the Company for working capital purposes. As of September 30, 2012 and December 31, 2011, the balance due to shareholder was $ 3,786,190 and $ 3,525,723, respectively. Mr. Zhang has agreed that no demand for payment will be made until December 31, 2013 and to continue providing necessary funds to the Company whenever needed.

NOTE 12 – CAPITAL LEASE OBLIGATION – FUTURE MINIMUM LEASE PAYMENTS

The Company leased a machine under lease agreement that is classified as capital lease obligation. The cost of machine under capital lease obligation included in the property and equipment was $ 75,281 and $74,853 as of September 30, 2012 and December 31, 2011, respectively. Accumulated depreciation of the leased machinery as of September 30, 2012 and December 31, 2011 was $9,536 and $4,578, respectively. Depreciation of assets under capital leases was included in depreciation expense.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments are as follows:

Year Ending December 31,	Amount
2012	$ 7,707
2013	10,807
Total minimum lease payments	18,514
Less: Current portion of capital
lease obligations	18,514

Long-term capital lease obligations	$ -

TAXUS PHARMACEUTICALS, INC.

NOTE 13 – AUTO LOAN

Auto loan consists of loans used to purchase vehicles with various monthly principal and interest payments.  The amounts as of September 30, 2012 and December 31, 2011 consist of the following:

	September 30, 2012	December 31, 2011

Current	34,779	22,174
Non-current	$ 14,069	$ 35,830

Total	$ 48,848	$ 58,004

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has leased four pieces of land from the local villages, Yuci city of Shanxi province, PRC. Three of which were leased for 65 years effective from September 1, 2009; and one was leased for 70 years effective from September 09, 2010. The leased land is mountainous and used to plant and grow yew. The total amount of land under these four leases is 2,252 acres (13,672 Mu). Annual lease payments are approximately $25,762 (RMB163,672) beginning December 31, 2009 through December 31, 2013, and thereafter will decrease to approximately $2,152 (RMB13,672) through the end of the lease term. Lease payments for the nine months ended September 30, 2012 and for the year ended December 31, 2011 were included in construction in progress.

NOTE 15– STOCK AUTHORIZATION AND ISSUANCE

According to Article III of Taxus Pharmaceuticals, Inc. Certificate of Incorporation filed on February 17, 2012, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of preferred stock the Company is authorized to issue is 10,000,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share.

On March 13 and 22, 2012, the Company issued 9,398,000 shares of common stock for $0.01 per share to 45 individuals. The proceeds from the transaction were $93,980. On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant. Pursuant to the stock exchange agreement, Taxus issued an agreement of 13,244,500 common shares in exchange for all of the issued and outstanding shares of Stand Giant. As a result of the stock exchange transaction, Stand Giant became a wholly owned subsidiary of the Company. As of September 30, 2012, 22,642,500 shares of common stock were issued and outstanding.

NOTE 16– EARNINGS (LOSS) PER SHARE

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing net earnings by the weighted average number of shares outstanding. Diluted earnings (loss) per share have been computed by dividing net earnings by the weighted average number of shares outstanding including the dilutive effect of equity securities. The computation of basic net earnings (loss) per share and diluted net earnings (loss) per share for three months and nine months ended September 30, 2012 and 2011 are as follows:

TAXUS PHARMACEUTICALS, INC.

NOTE 16– EARNINGS (LOSS) PER SHARE (CONTINUED)

	For the Three Months Ended September 30,
	2012	2011

Net loss	$ (224,909)	$ (7,108)

Weighted average common shares
(denominator for basic loss per share)	22,642,500	13,244,500

Effect of dilutive securities:
Warrants	-	-

Weighted average common shares
(denominator for basic loss per share)	22,642,500	13,244,500

Basic loss per share	$ (0.01)	$ (0.00)
Diluted loss per share	$ (0.01)	$ (0.00)

	For the Nine Months Ended September 30,
	2012	2011

Net loss	$ (533,473)	$ (31,452)

Weighted average common shares
(denominator for basic loss per share)	20,161,062	13,244,500

Effect of dilutive securities:
Warrants	-	-

Weighted average common shares
(denominator for diluted loss per share)	20,161,062	13,244,500

Basic loss per share	$ (0.03)	$ (0.00)
Diluted loss per share	$ (0.03)	$ (0.00)

NOTE 17– INCOME TAX

Taxus is a U.S. holding company incorporated in the state of Nevada and does not involve any business operations. As of September 30, 2012, it has accumulated losses totaling $717,540.  The Company does not expect Taxus to generate any future income to offset the accumulated losses.  Accordingly, for the nine months period ended September 30, 2012, there was no income tax provision or benefit for U.S tax purposes.

Stand Giant was incorporated in Hong Kong, PRC. It is exempt from taxes on income or capital gains under the tax laws thereof.

The Company’s Chinese subsidiaries and VIEs are governed by PRC’s Income Tax Law and are subject to statutory income tax rate of 25%. There is no provision for income taxes as these operating subsidiaries have incurred operating losses as of September 30, 2012.

FASB ASC 740 (formerly Fin 48), Accounting for Uncertainty in Income Taxes,  clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company has evaluated its tax position and has not identified any such tax uncertainties, and therefore did not accrue for any such tax liability nor did it recognize any such benefit for the quarter ended September 30, 2012.

TAXUS PHARMACEUTICALS, INC.

NOTE 18– RISK OF CONCENTRATIONS AND CREDIT RISK

For the nine months ended September 30, 2012 and 2011, no single customer accounted for more than 10% of the Company’s sales.

For the nine months ended September 30, 2012 and 2011, no single vendor accounted for more than 10% of the Company’s purchases.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.